Exhibit 10.12

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

5J Trucking, LLC,

A Texas limited liability company

and

the Members and Sole Manager of

5J Trucking, LLC listed herein,

on the one hand;

and

SMG Industries Inc.,

A Delaware corporation

February 27, 2020

TABLE OF CONTENTS

ARTICLE 1		1
THE PURCHASE AND SALE OF 5J INTERESTS
1.1	Purchase of 5J Interests and Payment of the Purchase Price	1
1.2	Issuance of Shares and Exemption	1
1.3	Closing	1
ARTICLE 2		1
REPRESENTATIONS AND WARRANTIES OF 5J AND THE 5J MEMBER
2.1	Organization	2
2.2	Capitalization of the Company and Subsidiaries	2
2.3	Certain Corporate Matters	2
2.4	Authority Relative to this Agreement	2
2.5	Consents and Approvals; No Violations	2
2.6	Financial Statements	2
2.7	Tax Matters	3
2.8	Books and Records	3
2.9	Questionable Payments	3
2.10	Intellectual Property	4
2.11	Litigation	4
2.12	Legal Compliance	4
2.13	Employees	4
2.14	Insurance	4
2.15	Subsidiaries and Investments	4
2.16	Broker's Fees	4
2.17	Leases	4
2.18	Disclosure	4
ARTICLE 3		4
REPRESENTATIONS AND WARRANTIES
3.1	Ownership of the 5J Interests	5
3.2	Authority Relative to this Agreement	5
3.3	Restricted Securities	5
ARTICLE 4		5
REPRESENTATIONS AND WARRANTIES OF
4.1	Organization	5
4.2	Capitalization	5
4.3	Certain Corporate Matters	5
4.4	Authority Relative to this Agreement	6
4.5	Consents and Approvals; No Violations	6
4.6	SEC Documents	6
4.7	Real Property	6
4.8	Books and Records	6
4.9	Questionable Payments	6
4.10	Intellectual Property	6
4.11	Contracts	6
4.12	Litigation	7
4.13	Employees	7
4.14	Legal Compliance	7
4.15	Subsidiaries and Investments	7
4.16	Broker's Fees	7
4.17	Listing and Maintenance Requirements	7
4.18	Application of Takeover Protections	7
4.19	No SEC or FINRA Inquiries	7
4.20	Depository Trust Company Notifications	7
4.21	Disclosure	7
ARTICLE 5		8
COVENANTS AND AGREEMENTS OF THE PARTIES
5.1	Corporate Examinations and Investigations	8

i

5.2	Cooperation; Consents	8
5.3	Conduct of Business	8
5.4	Litigation	8
5.5	Notice of Default	8
5.6	Confidentiality	8
5.7	Closing Conditions	9
5.8	Further Assurances	9
5.9	Press Releases and Communications	9
5.10	Excluded Assets	9
ARTICLE 6		9
CONDITIONS TO CLOSING
6.1	Conditions to Obligations of 5J and the 5J Member	9
6.2	Conditions to Obligations of SMGI	10
ARTICLE 7		11
INDEMNIFICATION AND RELATED MATTERS
7.1	Survival of Representations and Warranties	11
7.2	Indemnification	11
7.3	Notice of Indemnification	11
ARTICLE 8		12
COVENANT NOT TO COMPETE; NON-SOLICITATION.
ARTICLE 9		12
CONDITIONAL EXECUTION
ARTICLE 10		12
GENERAL PROVISIONS
10.1	Notices	123
10.2	Interpretation	13
10.3	Severability	13
10.4	Miscellaneous	14
10.5	Separate Counsel	14
10.6	Governing Law; Venue	14
10.7	Counterparts and Facsimile Signatures	14
10.8	Amendment	14
10.9	Parties in Interest: No Third-Party Beneficiaries	14
10.10	Waiver	14
10.11	Expenses	14
10.12	Recitals Incorporated	14

EXHIBITS AND SCHEDULES:

Schedule 2.3	Assets
Schedule 2.11	Litigation
Schedule 2.12	Legal Compliance
Schedule 2.14	Insurance
Schedule 5.10	Excluded Assets
Schedule 6.2(a)(iv)	Leases

II

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement, dated as of February 27, 2020 (this “Agreement”), is made and entered into by and among (i) 5J Trucking, LLC, a Texas limited liability company (“5J”), (ii) Judy M. Frye as trustee of THE JUDY FRYE TRUST and James E. Frye, Jr. as trustee of THE JAMES FRYE, JR. TRUST (collectively, the “5J Members”), and (iii) James E. Frye, Jr. an individual and the sole manager of 5J (“5J Manager”), on the one hand; and SMG Industries Inc., a Delaware corporation (“SMGI”). For purposes hereof each of 5J, the 5J Members and SMGI may be referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, each of the 5J Members owns 50% of the issued and outstanding membership interests of 5J (“5J Interests”) and the 5J Members desire to sell to SMGI all of their 5J Interests in exchange for the Purchase Price (defined below), pursuant to the terms and conditions of this Agreement;

WHEREAS, SMGI desires to acquire from the 5J Members, and the 5J Members desire to sell to SMGI, all of the 5J Interests in exchange for the Purchase Price (as hereinafter defined), making 5J upon the closing of the transaction herein contemplated (“Transaction”) a wholly-owned subsidiary of SMGI, on the terms and conditions set forth below; and

WHEREAS, SMGI will enter into this Agreement for the purpose of evidencing its consent to the consummation of the Transaction and for the purpose of making certain representations, warranties, covenants and agreements.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
THE PURCHASE AND SALE OF 5J INTERESTS

1.1                Purchase of 5J Interests and Payment of the Purchase Price.   Upon the terms and subject to the conditions hereof, at the Closing the 5J Members will sell, convey, assign, transfer and deliver to SMGI, an assignment of the 5J Members’ membership interests representing the 5J Interests in exchange for the payment of the Purchase Price of $6,000,000.00 (“Purchase Price”) by SMGI as follows: SMGI shall assume or refinance the obligation for notes owed by 5J and its affiliates in the principal amount of $6,000,000.00 (“Debt Assumption”).

1.2                Closing. The closing of the Transaction (the “Closing”) shall take place at such location and as such time as the Parties mutually agree, on the date when all of the closing conditions set forth in Article 6 of this Agreement are either satisfied or waived, or on such other date as may be mutually agreed upon by the Parties but in no event later than February 27, 2020. Such date is referred to herein as the “Closing Date”.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF 5J AND THE 5J MEMBER

Except as otherwise set forth in a disclosure schedule of even date herewith which is executed and delivered by 5J (the “5J Disclosure Schedule”), 5J and the 5J Members hereby jointly and severally make the following representations and warranties to SMGI as of the date hereof and as of the Closing Date.  Nothing in the 5J Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the 5J Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  The 5J Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

2.1                Organization. 5J is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, is qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business requires such qualification, and has the requisite power to carry on its business as now conducted.

2.2                Capitalization of the Company and Subsidiaries. Immediately prior to the Closing, the outstanding membership interests of 5J shall consist solely of the 5J Interests being sold to SMGI. The 5J Interests are validly issued, fully paid and non-assessable. As of the Closing Date, there are no outstanding or authorized options, warrants, rights or convertible securities, or any other securities of 5J, or any agreements or commitments to which 5J or the 5J Members are a party or which are binding upon 5J or the 5J Members providing for the issuance or redemption of any of the 5J Interests.

2.3                Certain Corporate Matters. 5J is duly qualified to do business as a limited liability company and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on 5J's financial condition, results of operations or business. 5J has full corporate power and authority and all authorizations, licenses, leases and permits necessary to carry on the business in which it is engaged and to own or use the properties owned or used by it. 5J owns all of the assets in the spreadsheet lists previously provided to SMGI submitted by email on December 30, 2019 and on Schedule 2.3 attached hereto, which are owned subject to the existing loans, security interests and liens secured by UCC financing statements filed of record or disclosed to SMGI.

2.4                Authority Relative to this Agreement. 5J has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by 5J and the consummation by 5J of the transactions contemplated hereby have been duly authorized by the 5J Members and the sole manager of 5J and no other actions on the part of 5J are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by 5J and constitutes a valid and binding agreement of 5J, enforceable against 5J in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

2.5                Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws, state securities laws, the United States Department of Transportation qualification and permits, and Lender consent as to the change in control relating to the Debt Assumption, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by 5J of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by 5J nor the consummation by 5J of the transactions contemplated hereby, nor compliance by 5J with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the charter or Company Agreement of 5J, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which 5J is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to 5J, or any of its properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which are not individually or in the aggregate material to 5J.

2.6                Financial Statements.

(a)                5J has provided SMGI with a copy of the audited balance sheets of 5J as at December 31, 2018 and 2017, and the related statements of operations, member’s equity and cash flows for the two fiscal years then ended, together with the unqualified report thereon from Bolton, Sullivan, Taylor & Weber, L.L.P. (collectively, “5J’s Audited Financials”).

(b)                5J has provided SMGI with a copy of the unaudited balance sheet of 5J as of September 30, 2019, and the related statements of operations, member’s equity and cash flows for the three months then ended (“5J’s Interim Financials”).

(c)                5J’s Audited Financials and 5J’s Interim Financials (collectively “5J’s Financial Statements”) (i) are in accordance with the books and records of 5J, (ii) are correct and complete in all material respects, (iii) fairly present the financial position and results of operations of 5J as of the dates indicated, and (iv) are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) the interim unaudited condensed financial statements included herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair presentation of the results of operations for the interim periods presented.

(d)                5J will cooperate with SMGI to provide the Financial Statements and partial year Financial Statements of 5J that SMGI advises are required to be included in the Form 8-K due to be filed with the SEC by SMGI within seventy days of the Closing Date.

2.7                Tax Matters.

(a)                5J has filed on a timely basis all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes that it was required to file (collectively, “Tax Returns”), and all Tax Returns were complete and adequate in all material respects. “Taxes” means all taxes or levies or other similar assessments or liabilities in the nature of a tax, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(b)               5J or the 5J Members have paid on a timely basis, or adequately reserved against in 5J’s Financial Statements, all material Taxes due, or claimed by any taxing authority to be due, from or with respect to them.

(c)                To the best knowledge of 5J, (i) no examination or audit of any Tax Return of 5J by any governmental entity is currently in progress or, to the knowledge of 5J, threatened or contemplated, (ii) 5J has not been informed by any jurisdiction that the jurisdiction believes that 5J was required to file any Tax Return that was not filed, and (iii) no material Tax issue has been raised, and no material adjustment has been proposed or is pending, by any governmental entity or taxing authority in connection with any of 5J’s Tax Returns.

(d)                No waiver or extension of any statute of limitations as to any material Tax matter has been given by or requested of 5J.

For the purposes of this Section 2.7, a Tax is due (and must therefore either be paid or adequately reserved against in 5J’s Financial Statements) only on the last date payment of such Tax can be made without interest or penalties, whether such payment is due in respect of estimated Taxes, withholding Taxes, required Tax credits or any other Tax.

2.8                Books and Records. The books and records of 5J delivered to SMGI prior to the Closing fully and fairly reflect the transactions to which 5J is a party or by which its properties are bound.

2.9                Questionable Payments. Neither 5J, nor any employee, agent, representative or any other person acting on behalf of 5J has, (i) directly or indirectly, made any bribes, kickbacks, illegal payments or unlawful contributions in connection with foreign or domestic political activity using 5J’s funds, (ii) or made any payments from 5J's funds to foreign or domestic governmental officials or employees, or to any foreign or domestic political parties or campaigns (iii) failed to disclose fully any contribution made by 5J (or anyone acting on 5J’s behalf of which 5J was aware) which is in violation of the law or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.10              Intellectual Property.  5J is not infringing, and has never infringed, upon the intellectual property or proprietary rights of any other person, corporation or other entity. There are no claims pending or, to 5J’s knowledge, any claims threatened alleging that 5J is currently infringing upon, using in an unauthorized manner, or violating any trademarks, trade names, service marks, patents, copyrights or other proprietary rights of any person, corporation or other entity, and 5J is unaware of any facts which would form a reasonable basis for any such claim. 5J is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement or contract relating to intellectual property.

2.11              Litigation. Except as disclosed on Schedule 2.11, 5J is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against 5J. 5J is not a plaintiff in any action, domestic or foreign, judicial or administrative. Except as disclosed on Schedule 2.11, there are no existing actions, suits, proceedings against or investigations of 5J, and 5J knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting 5J or to which 5J is a party.

2.12              Legal Compliance. To the best knowledge of 5J, after due investigation, no claim has been filed against 5J alleging a violation of any applicable laws or regulations of federal, state and local governments and all agencies thereof. 5J holds all of the material permits, licenses, certificates or other authorizations of federal, state or local governmental agencies required for the conduct of its business as presently conducted, all of which are listed on Schedule 2.12 hereto.

2.13              Employees. 5J has no employees. All employees necessary for conducting 5J’s business are employed by 5J Oilfield Services, LLC (“5J Oilfield”).

2.14              Insurance. 5J or its affiliate, 5J Oilfield, maintains the insurance against the risks listed on Schedule 2.14 and 5J is listed as an additional insured.  All such policies are in full force and effect, and 5J has not received any notice from any insurance company suspending, revoking, modifying or canceling (or threatening such action) any insurance policy issued to 5J.

2.15              Subsidiaries and Investments.  5J does not own any capital stock or membership interests, or have any interest of any kind whatsoever in any corporation, limited liability company, partnership, or other form of business organization.

2.16              Broker's Fees. Neither 5J, nor anyone on its behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

2.17              Leases. 5J does not own any real property but 5J leases the necessary operating facilities and offices from various landlords pursuant to the Leases listed on Schedule 6.2(a)(iv).

2.18              Disclosure. The representations and warranties and statements of fact made by 5J in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

OF THE 5J MEMBER

The 5J Members hereby represent and warrant to SMGI as follows:

3.1                Ownership of the 5J Interests.  The 5J Members own, beneficially and of record, good and marketable title to the 5J Interests which as of Closing will be free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or members' agreements. At the Closing, the 5J Members will convey to SMGI good and marketable title to the 5J Interests, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, member agreements or restrictions.

3.2               Authority Relative to this Agreement.  This Agreement has been duly and validly executed and delivered by the 5J Members and constitutes a valid and binding agreement of the 5J Members, enforceable against the 5J Members in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF

SMGI

SMGI hereby represents and warrants to 5J and the 5J Members as follows:

4.1                Organization. SMGI is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Each of SMGI’s wholly-owned subsidiaries, MG Cleaners LLC (“MG Cleaners”), Trinity Services LLC (“Trinity”) and Momentum Water Transfer Services LLC (“Momentum”), are each limited liability companies duly organized, validly existing and in good standing under the laws of their respective states of organization, and each have the requisite corporate power to carry on their respective businesses as now conducted.

4.2               Capitalization.  SMGI's authorized capital stock consists of (i) 25,000,000 shares of Common Stock par value $.001, of which 15,881,372 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $.001 (“Preferred Stock” and, together with the Common Stock, “Capital Stock”), 2,000 of which are designated as the SMGI’s Series A Secured Convertible Preferred Stock (“Series A Preferred Stock”) and are issued and outstanding as of the date of this Agreement, and 6,000 of which are designated as SMGI’s Series B Convertible Preferred Stock, all of which will be issued to the sole member of 5J Oilfield Services LLC upon Closing .   All issued and outstanding shares of SMGI Capital Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  Except for $300,000 in fixed price convertible notes with a conversion price of $0.50 per share, 1,563,000 options and warrants with an average exercise price of $0.42 per share of SMGI Common Stock with exercise prices ranging from $0.15 to $2.18 per share are currently outstanding, 2,000 shares of Series A Preferred Stock which are convertible into 4,000,000 shares of SMGI Common Stock, and an aggregate of 350,000 stock options to be issued to members of the 5J Oilfield Services, LLC management team upon completion of the Closing. There are no other outstanding preferred stock series, or convertible securities to which SMGI is a party. To SMGI’s knowledge, there are no obligations of SMGI to repurchase, redeem or otherwise re-acquire any shares of its Capital Stock on or after the Closing.

4.3                Certain Corporate Matters. SMGI has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. SMGI has made available through the SEC’s EDGAR system to 5J true, accurate and complete copies of its certificate of incorporation and bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement.  SMGI is not in default under or in violation of any provision of its certificate of incorporation or bylaws in any material respect.  SMGI is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.4                Authority Relative to this Agreement.  SMGI has the requisite power and authority to enter into this Agreement and carry out its respective obligations hereunder.  The execution, delivery and performance of this Agreement by SMGI and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of SMGI and no other actions on the part of SMGI are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SMGI and constitutes a valid and binding obligation of SMGI, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

4.5                 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by SMGI of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by SMGI nor the consummation by SMGI of the transactions contemplated hereby, nor compliance by SMGI with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of SMGI, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which SMGI is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SMGI, or any of their respective properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which are not in the aggregate material to SMGI taken as a whole.

4.6                SEC Documents.  SMGI hereby makes reference to the following documents filed with the SEC, as posted on the SEC’s website, www.sec.gov: (collectively, the “SEC Documents”): (i) Annual Reports on Form 10-K for the year ended December 31, 2018; and (ii) Quarterly Reports on Form 10-Q for the period ended September 30, 2019. To SMGI’s knowledge, the SEC Documents constitute all of the annual and quarterly reports that SMGI was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the rules and regulations promulgated thereunder by the SEC for the year ended December 31, 2018 and the nine months ended September 30, 2019, respectively.  To SMGI’s knowledge, as of the filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7                 Real Property.  SMGI does not own any real property.

4.8                Books and Records. The books and records of SMGI delivered to 5J prior to the Closing fully and fairly reflect the transactions to which SMGI is a party or by which its properties are bound.

4.9               Questionable Payments. To SMGI’s knowledge, neither SMGI, nor any employee, agent or representative of SMGI has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Company funds or made any payments from SMGI's funds to governmental officials for improper purposes or made any illegal payments from SMGI's funds to obtain or retain business.

4.10              Intellectual Property. SMGI does not own or use any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. SMGI has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of SMGI infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no such proceedings have been instituted, are pending or are threatened against SMGI.

4.11             Contracts. Except as disclosed in the SEC Documents, SMGI does not have any material contracts, leases, arrangements or commitments (whether oral or written). SMGI is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (i) the employment of any person; (ii) collective bargaining with, or any representation of any employees by, any labor union or association; (iii) the acquisition of services, supplies, equipment or other personal property; (iv) the purchase or sale of real property; (v) distribution, agency or construction; (vi) lease of real or personal property as lessor or lessee or sublessor or sublessee; (vii) lending or advancing of funds; (viii) borrowing of funds or receipt of credit; (ix) incurring any obligation or liability; or (x) the sale of personal property.

4.12              Litigation.   SMGI is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against SMGI that would have a material adverse effect on SMGI’s business.  SMGI is not a plaintiff in any action, domestic or foreign, judicial or administrative. Except as disclosed in SMGI’s SEC Documents, there are no existing actions, suits, proceedings against or investigations of SMGI, and SMGI knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting SMGI or to which SMGI is a party.

4.13              Employees.    Except as disclosed in the SEC Documents, SMGI does not have a written or oral employment agreement with any officer or director of SMGI.  SMGI is not a party to or bound by any collective bargaining agreement.

4.14              Legal Compliance. To the best knowledge of SMGI, after due investigation, no claim has been filed against SMGI alleging a violation of any applicable laws or regulations of foreign, federal, state and local governments and all agencies thereof. SMGI holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for its business as presently conducted.

4.15              Subsidiaries and Investments.  Except as set forth in the SEC Documents, SMGI does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization.

4.16              Broker's Fees. Except for payments due to Chiron Financial LLC (“Chiron”) pursuant to the engagement letter entered into by and between SMGI and Chiron on May 23, 2019, neither SMGI, nor anyone on its behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

4.17              Listing and Maintenance Requirements.  SMGI’s Common Stock is currently quoted on the OTCQB.  SMGI has not, since the date its Common Stock began trading on the OTCQB, received any notice from OTC Markets or FINRA or any trading market on which SMGI’s Common Stock is or has been listed or quoted to the effect that SMGI is not in compliance with the quoting, listing or maintenance requirements of the OTCQB or such other trading market.  SMGI is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

4.18             Application of Takeover Protections.  SMGI and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under SMGI's certificate of incorporation or the laws of its state of incorporation that is or could become applicable to 5J or the 5J Members as a result of the Transaction or the exercise of any rights by 5J or the 5J Members pursuant to this Agreement.

4.19              No SEC or FINRA Inquiries.  To SMGI’s knowledge, neither SMGI nor any of its past or present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.

4.20              Depository Trust Company Notifications. SMGI has not received any notification from the Depository Trust Company (“DTC”) indicating that DTC intends to either: (i) limit any services available for SMGI’s Common Stock on deposit at DTC, or (ii) place a complete restriction on all DTC services for SMGI’s Common Stock on deposit at DTC.

4.21              Accredited Investor Status. SMGI is an “accredited investor” as such term is defined under Rule 501 of the Securities Act.

4.22              Disclosure. The representations and warranties and statements of fact made by SMGI in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5
COVENANTS AND AGREEMENTS OF THE PARTIES

EFFECTIVE PRIOR TO CLOSING

5.1                Corporate Examinations and Investigations.  Prior to the Closing, each Party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of 5J and SMGI as each Party may request.  In order that each Party may have the full opportunity to do so, 5J and SMGI shall furnish each Party and its representatives during such period with all such information concerning the affairs of 5J or SMGI  as each Party or its representatives may reasonably request and cause 5J or SMGI and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each Party's representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each Party or its representatives.  Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each Party's premises, with copies thereof to be provided to each Party or its representatives upon request.

5.2                Cooperation; Consents.  Prior to the Closing, each Party shall cooperate with the other Parties to the end that the Parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Transaction, and (ii) provide to the other Party such information as the other Party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

5.3                Conduct of Business.  Subject to the provisions hereof, from the date hereof through the Closing, each Party hereto shall  (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of 5J and the 5J Members on the one hand and SMGI on the other hand. Without the prior written consent of 5J, the 5J Members or SMGI, except as required or specifically contemplated hereby, each Party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

5.4                Litigation.    From the date hereof through the Closing, each Party hereto shall promptly notify the representative of the other Parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such Party or any of its affiliates or any officer, director, manager, employee, consultant, agent, member or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such Party or any of its subsidiaries.

5.5                Notice of Default.  From the date hereof through the Closing, each Party hereto shall give to the representative of the other Party or Parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such Party or which would render inaccurate in any material respect any of each such Party's representations or warranties herein.

5.6                Confidentiality. From and after the Closing, each of SMGI and the 5J Members shall, and shall cause its or their Affiliates (defined below) to, hold, and shall use its or their reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning SMGI, except to the extent that 5J and the 5J Members can show that such information (a) is generally available to and known by the public through no fault of 5J and/or the 5J Members, any of its or their Affiliates or their respective representatives; or (b) is lawfully acquired by 5J and/or the 5J Members, any of its or their Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If 5J and/or the 5J Members or any of its or their Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, 5J and/or the 5J Members shall promptly notify SMGI in writing and shall disclose only that portion of such information which 5J and/or the 5J Members is advised by its counsel in writing is legally required to be disclosed, provided that 5J and/or the 5J Members shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.7                Closing Conditions. From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 6 hereof.

5.8                Further Assurances.  If, at any time after the Closing, the Parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the transactions contemplated hereby in accordance with the terms of this Agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the Parties hereto, the Parties agree that their proper representatives shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper representatives of the Parties are fully authorized to take any and all such action.

5.9               Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein, shall be issued or made by any party hereto without the prior written approval of SMGI and the 5J Manager.  Neither 5J and/or the 5J Members shall have any communications with any third party, other than its own representatives, without the prior written consent of SMGI and the 5J Manager.  Nothing herein shall prevent 5J from notifying its employees, customers or suppliers of the Transaction contemplated hereby as is necessary or desirable to facilitate the consummation of the Transaction; provided, however, that any such communication shall be previously approved by SMGI and may require any such third-parties to execute a confidentiality agreement, at SMGI’s sole discretion and shall constitute a “joint communication” if deemed appropriate by SMGI.

5.10              Excluded Assets. The Parties acknowledge that the following assets reflected on the 5J Interim Financials have been distributed to the 5J Members, as applicable prior to the Effective Date:

(i)                  the trailer equipment listed on Schedule 5.10 will have been distributed to the 5J Members, as applicable along with the note payable relating to such equipment.

ARTICLE 6
CONDITIONS TO CLOSING

6.1                Conditions to Obligations of 5J and the 5J Member.  The obligations of 5J and the 5J Members to consummate the transaction under this Agreement in accordance with Article 9 shall be subject to each of the following conditions:

(a)                 Closing Deliveries.  At the Closing, SMGI shall have delivered or caused to be delivered to 5J and the 5J Members the following:

(i)                  resolutions duly adopted by the board of directors of SMGI authorizing and approving the Transaction and the execution, delivery and performance of this Agreement;

(ii)                 all documents related to the Debt Assumption to the 5J Members;

(iii)                duly executed releases releasing the 5J Members and the 5J Manager from all personal guaranties relating to debts owed by 5J as of Closing; except as provided in the Letter Agreement between the Parties executed contemporaneously with this Agreement; and

(iv)               such other documents as 5J or the 5J Members may reasonably request in connection with the transactions contemplated hereby.

(b)                Representations and Warranties to be True.    The representations and warranties of SMGI herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  SMGI shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)                 SMGI shall have received the opinion of SMGI counsel in form and substance reasonably satisfactory to 5J;

(d)                 SEC Filings.  At the Closing, SMGI will be current in all SEC filings required by it to be filed.

(e)                 Purchaser Financing. SMGI shall have received financing sufficient to refinance the Debt Assumption amount.

(f)                 No Actions or Legal Proceedings. There shall be no pending or threatened litigation with respect to this Agreement or the transactions contemplated hereby, prior to the execution hereof.

(g)                No Material Adverse Change. There shall have been no material adverse change in SMGI’s business, financial condition, prospects, assets, or operations since September 30, 2019, except for such changes as may result from matters disclosed in writing by SMGI to 5J, prior to execution of this Agreement.

6.2                Conditions to Obligations of SMGI. The obligations of SMGI to consummate the transaction under this Agreement in accordance with Article 9 shall be subject to each of the following conditions:

(a)                 Closing Deliveries.    On the Closing Date, 5J or the 5J Members or Manager, as applicable, shall have delivered to SMGI the following:

(i)                  an Assignment of Membership Interest representing the 5J Interests, duly executed effecting the transfer thereof to SMGI;

(ii)                this Agreement duly executed by 5J and the 5J Member;

(iii)                5J’s audited financial statements for the years ended December 31, 2018 and 2017, and unaudited financial statements for the nine-month period ended September 30, 2019, the cost of which shall be the responsibility of the 5J Members;

(iv)               the lease agreements between 5J and 5J Properties, LLC, as landlord, for the real property described on Schedule 6.2(a)(iv), along with the improvements related thereto (collectively, the “Land and Building”) for the period of years and rates per month, described on the Schedule;

(v)                SMGI shall have received the opinion of 5J’s counsel in form and substance reasonably satisfactory to SMGI;

(vi)               duly executed resignation letters of James E. Frye, Jr. as Manager and from all officer positions of 5J; and

(viii)             such other documents as SMGI may reasonably request in connection with the transactions contemplated hereby.

(b)                 Representations and Warranties to be True.    The representations and warranties of 5J and the 5J Members herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  5J and the 5J Members shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing

(c)                No Material Adverse Change. There shall have been no material adverse change in 5J’s business, financial condition, prospects, assets, or operations since September 30, 2019, except for such changes as may result from matters disclosed in writing by 5J to SMGI, prior to execution of this Agreement.

(d)                No Liens or Encumbrances. There shall be no liens or encumbrances against 5J or the 5J Interests, other than those to which SMGI consents to in writing.

(e)                No Actions or Legal Proceedings. There shall be no pending or threatened litigation with respect to this Agreement or the transactions contemplated hereby, prior to the execution hereof.

ARTICLE 7
INDEMNIFICATION AND RELATED MATTERS

7.1                Survival of Representations and Warranties.  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any disclosure schedule, shall survive until twelve (12) months after the Closing Date (except for with respect to Taxes, which shall survive for the applicable statute of limitations plus 90 days, and covenants that by their terms survive for a longer period). The right to any remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.

7.2                 Indemnification.

(a)                SMGI shall indemnify and hold the 5J Members harmless for, from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (collectively, “Losses”) to which the 5J Members may become subject resulting from or arising out of: (i) any breach of a representation, warranty or covenant made by SMGI as set forth herein; or (ii) a third party demand that the 5J Members pay any obligation of 5J pursuant to a personal guarantee granted by the 5J Members prior to Closing.

(b)                The 5J Members shall indemnify and hold SMGI and SMGI’s officers and directors (“SMGI’s Representatives”) harmless for, from and against any and all Losses to which SMGI or SMGI’s Representatives may become subject resulting from or arising out of (1) any breach of a representation, warranty or covenant made by 5J or the 5J Members as set forth herein; or (2) any and all liabilities arising out of or in connection with: (A) any of the assets of 5J prior to the Closing; (B) the operations of 5J prior to the Closing; or (C) the 5J Interests.

7.3                Notice of Indemnification.  Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article 7, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article 7, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article 7 or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article 7 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article 7, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

ARTICLE 8
COVENANT NOT TO COMPETE; NON-SOLICITATION.

In consideration of the transactions contemplated by this Agreement, and in order to protect and preserve the legitimate business interests of SMGI, the 5J Manager has executed and agreed to be bound by that certain Noncompetition and Nonsolicitation Agreement by and between Employer, 5J Trucking, LLC, SMG Industries, Inc. and Employee (the “Noncompetition Agreement”). The terms and conditions of that Noncompetition Agreement are incorporated herein and made a part hereof by this reference.

ARTICLE 9
CONDITIONAL EXECUTION

9.1                The Parties agree to execute this Agreement and all ancillary documents necessary to consummate the transaction contemplated by this Agreement on or before February __, 2020; provided that the executed documents will not be delivered to the other Party or deemed to be effective unless and until all Lender consents, release of liens relating to existing 5J debt and other actions required by the ancillary documents executed by the Parties have been obtained by the applicable Party. All executed documents will be held in escrow by counsel for the applicable Party until such additional actions and documents have been obtained. Upon receipt of all necessary documents, the executed originals will be delivered to the other Party to consummate the transaction set forth in this Agreement (the “Closing”). At Closing SMGI will complete the payoffs contemplated by Section 1.1 of this Agreement.

9.2                The Parties acknowledge and agree that execution of the documents in advance of Closing will be to the mutual benefit of the Parties to enable the Parties to obtain all of the necessary consents and transfers relating to existing notes and, obtaining the necessary Department of Transportation permit and authorization transfers and other ancillary actions necessary for consummation of the intended transaction.

9.3                Notwithstanding the date in which Closing occurs, the transfer of ownership of 5J shall be effective as of the Closing date.

ARTICLE 10
GENERAL PROVISIONS

10.1              Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a .PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.2):

If to 5J:	5J Trucking, LLC 4090 N. Highway. 79 Palestine, TX 75801 E-mail: Jimmy@5jtrucking.net Attention: James E. Frye, Jr., Manager

with a copy to:	Crady Jewett McCulley & Houren LLP 2727 Allen Parkway, Suite 1700 Houston, Texas 77019 E-mail: LGlenn@cjmhlaw.com Attention: Lawrence Glenn, Esq. Facsimile: 713.739.8403

If to the 5J Members:	James E. Frye, Jr. and Judy M. Frye 4090 N. Highway. 79 Palestine, TX 75801 E-mail: jimmy@5jtrucking.net

with a copy to:	Crady Jewett McCulley & Houren LLP 2727 Allen Parkway, Suite 1700 Houston, Texas 77019 E-mail: LGlenn@cjmhlaw.com Attention: Lawrence Glenn, Esq. Facsimile: 713.739.8403

If to Buyer:	SMG Industries Inc. 710 N. Post Oak Road, Suite 315 Houston, Texas 77024 E-mail: matt@smgindustries.com Attention: Matthew Flemming, President Facsimile: 713.613.2908

with a copy to:	Jody R. Samuels, Esq. 276 Fifth Avenue, Suite 704 New York, New York 10001 E-mail: jsamuels@jrsconsultingco.com Attention: Jody R. Samuels, Esq. Facsimile: 646.998.1969

10.2              Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

10.3              Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the Parties shall negotiate in good faith to modify this Agreement to preserve each Party's anticipated benefits under this Agreement.

10.4              Miscellaneous. This Agreement (together with all schedules, documents and instruments referred to herein): (i) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof; (ii) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the Parties hereto.

10.5              Separate Counsel. Each Party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement.

10.6              Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.  Any and all actions brought under this Agreement shall be brought in the state or federal courts of Texas, located in the city of Houston, and each Party hereby waives any right to object to the convenience of such venue.

10.7              Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.  This Agreement and any documents relating to it may be executed and transmitted to any other Party by facsimile or email as a .pdf copy, which facsimile or email shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

10.8              Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of SMGI, 5J and the 5J Members.

10.9              Parties in Interest: No Third-Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the Parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

10.10            Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

10.11            Expenses.  At or prior to the Closing, the Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

10.12            Recitals Incorporated.  The recitals of this Agreement are incorporated herein and made a part hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

5J TRUCKING, LLC,

A Texas limited liability company

By:	/s/ James E. Frye, Jr.
Name:	James E. Frye, Jr.
Title:	Sole Manager

MEMBERS:

THE JAMES FRYE, JR. TRUST

By:	/s/ James E. Frye, Jr
James E. Frye, Jr., trustee

THE JUDY FRYE TRUST

By:	/s/ Judy M. Frye
Judy M. Frye, trustee

[SIGNATURE PAGE OF SMGI FOLLOWS]

[SIGNATURE PAGE OF SMGI]

SMG INDUSTRIES, INC., a Delaware corporation

By:	/s/ Matthew C. Flemming
Name:	Matthew C. Flemming
Title:	Chief Executive Officer and Chairman

SCHEDULE 2.3

ASSETS

Schedule 2.3

SCHEDULE 2.11

LITIGATION

1.	Cause No. 18-10-22624-CVR: Claudia Salinas v. Vernon Ray Morris; Vernon R. Morris d/b/a Vernon R. Morris Trucking; Morris Heavy Haul Pilot Truck, LLC; Morris Heavy Haul, LLC; 5J Oilfield Services, LLC; and 5J Trucking, LLC; in the 143rd Judicial District Court of Reeves County, Texas.

Schedule 2.11

SCHEDULE 2.12

LEGAL COMPLIANCE

All permits, licenses and certificates are listed under 5J Oilfield Services, LLC.

Schedule 2.12

SCHEDULE 2.14

INSURANCE

5 J Trucking, LLC

Physical Damage & Contractors Equipment

Final Bound Summary

April 14, 2019 to April 14, 2020

Physical Damage	Evanston Insurance
Coverage	Comp & Collision
Deductible Per Occurrence	$5,000
Flood/Quake Deductible	$25,000
Valuation / Coinsurance	ACV / 80%
Total Insured Values	$27,004,276
Limit per Occurrence	$5,000,000
Sub-limit for annual adjustment	$250,000
Flood and Earthquake Sub-Limit	$2,500,000
Towing & Storage Sub-Limit	$20,000
Annual Rate per $100 of Values	$1.053
Physical Damage Premium (M&D)* (25% MEP)	**$284,355**
Contractors Equipment	Evanston Insurance
Scheduled Equipment - Disaster	$5,000,000
Tools and Equipment Maximum	$10,000
Tools and Equipment Maximum per Item	$1,000
CEQ Leased, Loaned or Rented from Others	
Per Item	$100,000
Per Occurrence	$200,000
Premium Unscheduled Leased/Rented	**Included**
Newly Acquired Property/	$750,000
Sub-limit for annual adjustment	
Flood and Earthquake Sub-Limit	$2,500,000
Transit Sub-Limit	$1,000,000
Deductible	$2,500 except
Cranes & Boom Overload Deductible	3% / $5k Min.
Flood / Quake Deductible	$50,000
Miscellaneous Tools & Equipment	$250
Rating Basis - TIV's	$10,393,241
Valuation / Coinsurance	ACV / 80%
Rate per $100 Values	$0.497
Contractors Equipment Premium: (M&D)* (25% MEP)	**$51,654**
Phys Dam and Equipment Total	**$336,009**
Surplus Lines Tax/Stamping Fee	**$16,800.47**
TOTAL ESTIMATED PREMIUM including Tax/Fees	**$352,809.91**

- Policy Limit $5,000,000 Maximum per Occurrence
- Total Insured Values per schedule on file.
- Flood coverage provided only in Flood Zones 'C' and 'X' as defined by FEMA.
- Profit Sharing Agreement/One-Way Retroactive Agreement per Policy Forms/Endorsements
- Insured can acquire units valued at "sub-limit for adjustment" value or less and have automatic coverage without reporting to us during the policy period. Additional premium for these units will be collected at year-end audit. If insured acquires a unit valued greater than the "sub-limit for adjustment" value, unit must be reported to us in order to have coverage by endorsement & additional premium will be charged.
- Annual Reporting Period and Annual Adjustment Period
- Pollution Limit is amended to 10% of the applicable Limit of Liability, subject to $50,000 Maximum.

* M&D - Minimum Annual and Deposit, and subject to 25% Minimum Earned

Schedule 2.14

SCHEDULE 5.10

EXCLUDED ASSETS

Two (2) Etnyre trailers financed by VeraBank for $260,000.00 as described in further detail in the title documents attached.

Exhibit 6.2(a)(iv)

SCHEDULE 6.2(a)(iv)

LEASES

1.	That certain lease for the premises at 1010 Rancho Grande, Floresville, Texas 78114 with its affiliate 5J Properties LLC as landlord dated February 1, 2020.

2.	That certain lease for the premises at 2451 W. Murphy, Odessa, Texas 79763 with its affiliate 5J Properties LLC as landlord dated October 1, 2016 as amended effective February 1, 2020.

3.	That certain lease for the premises at 2030 ACR 403, Palestine, Texas 75803 with its affiliate 5J Properties LLC as landlord dated December 1, 2016 as amended effective February 1, 2020.

2